United States Securities And Exchange Commission
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.___)

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12
ULTA SALON, COSMETICS & FRAGRANCE, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 16, 2010

TO THE STOCKHOLDERS OF ULTA SALON, COSMETICS & FRAGRANCE, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Ulta Salon, Cosmetics & Fragrance, Inc. (“Ulta” or the “Company”), a Delaware corporation, will be held on Wednesday, June 16, 2010, at 10:00 A.M. local time, at Ulta’s headquarters located at 1000 Remington Blvd., Bolingbrook, Illinois 60440, for the following purposes:

1.	To elect Charles Heilbronn, Carl “Chuck” Rubin and Lynelle P. Kirby as Class III Directors to hold office until the 2013 Annual Meeting of Stockholders;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm, for our fiscal year 2010, ending January 29, 2011; and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 19, 2010, as the record date for the determination of stockholders entitled to notice of and to vote on the items listed above at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

Robert S. Guttman
Senior Vice President, General Counsel and Secretary

May 7, 2010

Important notice regarding availability of proxy materials
for Ulta’s 2010 Annual Meeting of Stockholders to be held on June 16, 2010:

The Proxy Statement and Annual Report to Stockholders on Form 10-K
for the year ended January 30, 2010 are available at http://ir.ulta.com.

Brokers cannot vote for Proposal 1 without your instructions.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, KINDLY MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE (WHICH IS POSTAGE PREPAID, IF MAILED IN THE UNITED STATES). EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES OF RECORD ARE HELD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

		Page

ARTICLE I. PROXY MATERIALS AND ANNUAL MEETING		1
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING		1
1.	Q: General — Why am I receiving these materials?	1
2.	Q: Date, Time and Place — When and where is the Annual Meeting of Stockholders?	1
3.	Q: Purpose — What is the purpose of the Annual Meeting of Stockholders?	1
4.	Q: Attending the Annual Meeting — How can I attend the Annual Meeting?	1
5.	Q: Multiple Sets of Proxy Materials — What should I do if I receive more than one set of voting materials?	2
6.	Q: Record Holders and Beneficial Owners — What is the difference between holding shares as a Record Holder versus a Beneficial Owner?	2
7.	Q: Voting — Who can vote and how do I vote?	2
8.	Q: Revocation of Proxy — May I change my vote after I return my proxy?	3
9.	Q: Quorum — What constitutes a quorum?	3
10.	Q: Voting Results — Where can I find the voting results of the Annual Meeting?	3
11.	Q: Solicitation — Who will pay the costs of soliciting these proxies?	3
12.	Q: Additional Matters at the Annual Meeting — What happens if additional matters are presented at the Annual Meeting?	3
13.	Q: Stockholder Proposals — What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders, or to nominate individuals to serve as Directors?	3
14.	Q: Nomination of Directors — How do I submit a proposed Director nominee to the Board of Directors for consideration?	4
ARTICLE II. CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS		5
CORPORATE GOVERNANCE		5
ELECTION OF DIRECTORS		9
INFORMATION ABOUT OUR BOARD OF DIRECTORS		13
NON-EXECUTIVE DIRECTOR COMPENSATION FOR FISCAL 2009		18
ARTICLE III. INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AUDIT COMMITTEE		20
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM		20
FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM		20
AUDIT COMMITTEE		21
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS		22
ARTICLE IV. COMPENSATION COMMITTEE REPORT AND COMPENSATION DISCUSSION AND ANALYSIS		23
ARTICLE V. STOCK		35
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT		35
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE		38
ARTICLE VI. CERTAIN RELATIONSHIPS AND TRANSACTIONS		39
ARTICLE VII. MISCELLANEOUS		40

1000 Remington Blvd., Suite 120
Bolingbrook, IL 60440

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
JUNE 16, 2010

ARTICLE I. PROXY MATERIALS AND ANNUAL MEETING

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

1. Q:	General — Why am I receiving these materials?

A:	On or about May 7, 2010, we sent the Notice of Annual Meeting of Stockholders, Proxy Statement and Proxy Card to you, and to all stockholders of record as of the close of business on April 19, 2010, because the Board of Directors of Ulta is soliciting your proxy to vote at the 2010 Annual Meeting of Stockholders. Also enclosed are our 2009 Annual Report and Form 10-K for fiscal 2009, which, along with our Proxy Statement, are also available at the Investor Relations section of our website at http://ir.ulta.com.

2. Q:	Date, Time and Place — When and where is the Annual Meeting of Stockholders?

A:	The Annual Meeting of Stockholders will be held on Wednesday, June 16, 2010, at 10:00 A.M. local time, at Ulta’s headquarters located at 1000 Remington Blvd., Bolingbrook, Illinois 60440.

3. Q:	Purpose — What is the purpose of the Annual Meeting of Stockholders?

A:	At our Annual Meeting, stockholders will act upon the matters outlined in this Proxy Statement and in the Notice of Annual Meeting on the cover page of this Proxy Statement, including the election of Directors, and ratification of our independent registered public accounting firm. Following the Annual Meeting, management will respond, if applicable, to questions from stockholders and may make a presentation on our performance.

4. Q:	Attending the Annual Meeting — How can I attend the Annual Meeting?

A:	You will be admitted to the Annual Meeting if you were an Ulta stockholder or joint holder as of the close of business on April 19, 2010, or you hold a valid proxy for the Annual Meeting. You should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, your name will be verified against the list of stockholders of record prior to admittance to the Annual Meeting. If you are not a stockholder of record but hold shares through a broker, trustee or nominee, you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to April 19, 2010, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. If a stockholder is an entity and not a natural person, a maximum of two representatives per such stockholder will be admitted to the Annual Meeting. Such representatives must comply with the procedures outlined above and must also present evidence of authority to represent such entity. If a stockholder is a natural person and not an entity, such stockholder and his/her immediate family members will be admitted to the Annual Meeting, provided they comply with the above procedures. In order to be admitted to the Annual Meeting, all attendees must provide photo identification and comply with the other procedures outlined above upon request.

5. Q:	Multiple Sets of Proxy Materials — What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple Proxy Cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one Proxy Card. Please vote each Proxy Card and voting instruction card that you receive.

6. Q:	Record Holders and Beneficial Owners — What is the difference between holding shares as a Record Holder versus a Beneficial Owner?

A:	Most Ulta stockholders hold their shares through a broker or other nominee rather than directly in their own name. There are some distinctions between shares held of record and those owned beneficially:

Record Holders — If your shares are registered directly in your name with our Transfer Agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record or Record Holder. As the stockholder of record, you have the right to grant your voting proxy directly to Ulta or to vote in person at the Annual Meeting. We have enclosed or sent a Proxy Card for you to use.

Beneficial Owner — If your shares are held in a brokerage account or by another nominee, you are considered the Beneficial Owner of shares held in street name, and these proxy materials are being forwarded to you automatically, along with a voting instruction card from your broker, trustee or nominee. As a Beneficial Owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the Annual Meeting. Since a Beneficial Owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing how to vote your shares. If you do not provide specific voting instructions to your broker by June 6, 2010 (10 days before the Annual Meeting), your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. The election of Directors is considered a non-discretionary item, while the ratification of the appointment of our independent registered public accounting firm is considered a discretionary item. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

7. Q:	Voting — Who can vote and how do I vote?

A:	Only holders of our Common Stock at the close of business on April 19, 2010, will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 19, 2010, we had outstanding and entitled to vote 58,575,485 shares of Common Stock. Each holder of our Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting in person. Most stockholders have two options for submitting their votes:

•	by mail, using the paper Proxy Card; or

•	in person at the Annual Meeting with a Proxy Card/legal proxy.

For further instructions on voting, see your Proxy Card. If you attend the Annual Meeting, you may also submit your vote in person, and any previous votes that you submitted by mail will be superseded by the vote that you cast at the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain from the Record Holder a legal proxy issued in your name.

8. Q:	Revocation of Proxy — May I change my vote after I return my proxy?

A:	Yes. Even after you have submitted your proxy/vote, you may revoke or change your vote at any time before the proxy is exercised by (i) the timely delivery of a valid, later-dated proxy, timely written notice of revocation with our Corporate Secretary at our principal executive offices at 1000 Remington Blvd., Suite 120, Bolingbrook, IL 60440; or (ii) by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

9. Q:	Quorum — What constitutes a quorum?

A:	Presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the Common Stock outstanding on April 19, 2010, will constitute a quorum, permitting the Annual Meeting to proceed and business to be conducted. As of April 19, 2010, 58,575,485 shares of Common Stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of Common Stock representing at least 29,287,743 votes will be required to establish a quorum. Proxies received but marked as abstentions will be included in the calculation of the number of votes considered to be present at the meeting.

10. Q:	Voting Results — Where can I find the voting results of the Annual Meeting?

A:	We will publish final results on a Current Report on Form 8-K within four business days of the Annual Meeting.

11. Q:	Solicitation — Who will pay the costs of soliciting these proxies?

A:	We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this Proxy Statement, the Proxy Card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of Common Stock beneficially owned by others to forward to such Beneficial Owners. We may reimburse persons representing Beneficial Owners of Common Stock for their reasonable costs of forwarding solicitation materials to such Beneficial Owners. Original solicitation of proxies may be supplemented by electronic means, mail, facsimile, telephone or personal solicitation by our Directors, officers or other employees. No additional compensation will be paid to our Directors, officers or other regular employees for such services.

12. Q:	Additional Matters at the Annual Meeting — What happens if additional matters are presented at the Annual Meeting?

A:	Other than the two proposals described in this Proxy Statement, we are not aware of any other properly submitted business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Lynelle P. Kirby, our Chief Executive Officer, and Robert S. Guttman, our Senior Vice President, General Counsel and Secretary, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If, for any unforeseen reason, any of our nominees are not available as a candidate for Director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.

13. Q:	Stockholder Proposals — What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders, or to nominate individuals to serve as Directors?

A:	Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”), the deadline for submitting a stockholder proposal for inclusion in our Proxy Statement and Proxy Card for our 2011 Annual Meeting of Stockholders is January 7, 2011. Under our Bylaws, stockholders who wish to bring matters or propose Director nominees at our 2011 Annual Meeting of Stockholders must provide specified information to us no earlier than February 16, 2011 and no later than March 18, 2011. Stockholders are also advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and Director nominations. Proposals by stockholders must be mailed to our Corporate Secretary at our principal executive offices at 1000 Remington Blvd., Suite 120, Bolingbrook, IL 60440.

14. Q:	Nomination of Directors — How do I submit a proposed Director nominee to the Board of Directors for consideration?

A:	You may propose Director nominees for consideration by the Board of Directors’ nominating and corporate governance committee. Any such recommendation should include the nominee’s name and qualifications for Board membership and should be directed to our Corporate Secretary at the address of our principal executive offices set forth above. Such recommendation should disclose all relationships that could give rise to a lack of independence and also contain a statement signed by the nominee acknowledging that he or she will owe a fiduciary obligation to Ulta and our stockholders. The section titled “Corporate Governance and the Board of Directors” below provides additional information on the nomination process. In addition, please review our Bylaws in connection with nominating a Director for election at our Annual Meeting of Stockholders.

ARTICLE II. CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

CORPORATE GOVERNANCE

Over the course of Ulta’s history, the Board of Directors has developed corporate governance practices consistent with its duties of good faith, due care and loyalty, to help fulfill its responsibilities to our stockholders.

Board of Directors meetings and committees

During the fiscal year ended January 30, 2010, the Board of Directors held 19 meetings. Commencing fiscal year 2003, Mr. Eck became our Non-Executive Chairman and typically presides over meetings of the full Board as well as executive sessions. The Board of Directors has an audit committee, a nominating and corporate governance committee and a compensation committee. During fiscal year 2009, no director attended fewer than 75% of the aggregate meetings of the Board of Directors and of the committees on which he or she served that were held during the period for which he or she was a Director or committee member, respectively. Directors are invited and are expected to attend the Annual Meeting of Stockholders, and eight of our nine Directors then in office attended our 2009 Annual Meeting of Stockholders.

Committee Composition:  The following table provides the composition of each of our committees as of January 31, 2010:

	Audit	Nominating and Corporate Governance	Compensation
Director	Committee[1]	Committee	Committee[2]
Dennis K. Eck*			†

Lynelle P. Kirby

Hervé J.F. Defforey	†

Robert F. DiRomualdo	✓

Charles Heilbronn		†	✓

Steven E. Lebow		✓	✓

Lorna E. Nagler		✓	✓

Charles J. Philippin	✓

Yves Sisteron		✓

1.	Additional information regarding the audit committee can be found starting on Page 21.

2.	Additional information regarding the compensation committee can be found starting on Page 23.

*	Non-Executive Chairman of the Board.

†	Committee chairman.

Board leadership structure

We currently separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between these two roles. Our Board is led by an independent, non-executive Chairman. We believe that this leadership structure enhances the accountability of the Chief Executive Officer to the Board, strengthens the Board’s independence from management and ensures a greater role for the independent Directors in the oversight of our Company. In addition, separating these roles allows our Chief Executive Officer to focus her efforts on running our business and managing our Company in the best interests of our stockholders, while the Chairman provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and establishes priorities and procedures for the work of the full Board. The Chairman presides over meetings of the full Board as well as executive sessions, which the Board generally holds several times a year, both telephonically and in conjunction with in-person meetings of the full Board. The Board recognizes that no single leadership model is right for all companies and at all times and that, depending on the circumstances, other leadership models, such as combining the Chairman and Chief Executive Officer roles, might be appropriate. Accordingly, the Board periodically reviews its leadership structure.

Independence

Board member independence is an essential element of Ulta corporate governance. The Board of Directors has determined that each of the current non-employee Directors and each nominee for Director is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to Ulta. Lynelle P. Kirby, Chief Executive Officer, is currently the sole member of the Board of Directors that is not independent due to her office with Ulta. Carl “Chuck” Rubin, President and Chief Operating Officer effective May 10, 2010, is a candidate for the Board of Directors and would not be independent due to his office with Ulta. Each member of the nominating and corporate governance committee, compensation committee and audit committee satisfy the current independence requirements of NASDAQ and the SEC.

Board role in risk oversight

Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. Management is responsible for the Company’s day-to-day risk management activities and processes, and our Board’s role is to engage in informed oversight of and provide direction with respect to such risk management activities and processes. The Board recognizes that a fundamental part of risk management is not only understanding the risks our Company faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for our Company. As such, the Board focuses on understanding the nature of our enterprise risks, including operational, financial, legal and regulatory, strategic and reputational risks, as well as the adequacy of our risk assessment and risk management processes. To facilitate such an understanding, the Board and its committees receive management updates on our business operations, financial results and strategy, and the Board discusses and provides direction with respect to risks related to those topics.

While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. The audit committee oversees risks associated with financial accounting and audits, as well as internal control over financial reporting. The audit committee assists the Board in its oversight by discussing with management our Company’s risk assessment and management policies, the Company’s significant financial risk exposures and the actions taken by management to limit, monitor or control such exposures. The compensation committee oversees the risks relating to the Company’s compensation policies and practices. In setting compensation, the compensation committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy. The compensation committee also oversees the risks relating to the Company’s management development and leadership succession. The nominating and corporate governance committee oversees the implementation of the Company’s Code of Business Conduct and monitors compliance therewith.

Nominating and corporate governance committee

The nominating and corporate governance committee acts under a written charter that was approved by the Board of Directors and has been published under “Corporate Governance” in the Investor Relations section of the Ulta website at http://ir.ulta.com. The primary responsibility of the nominating and corporate governance committee is to recommend to the Board of Directors candidates for nomination as Directors and membership on committees of the Board. The committee reviews the performance and independence of each Director, and in appropriate circumstances, may recommend the removal of a Director for cause. The committee oversees the evaluation of the Board of Directors and makes recommendations to improve performance. The committee also recommends to the Board of Directors policies with respect to corporate governance. During fiscal year 2009, the nominating and corporate governance committee was composed of the following independent Directors:

Messrs. Heilbronn (Chairman), Lebow and Sisteron. Lorna Nagler, also an independent Director, joined the committee immediately following her election to the Board at the 2009 annual meeting. The Board of Directors has determined that each committee member qualifies as a “nonemployee director” under rules and regulations of the Securities and Exchange Commission (the “SEC”), as well as the independence requirements of NASDAQ. The nominating and corporate governance committee met three times during fiscal year 2009.

Nominating and corporate governance committee charter

The nominating and corporate governance committee charter identifies the roles and responsibilities that govern the nominating and corporate governance committee, such as:

•	identifying qualified candidates to become Board members;

•	selecting nominees for election as Directors at the next annual meeting of stockholders (or special meeting of stockholders at which Directors are to be elected);

•	selecting candidates to fill any vacancies on the Board;

•	reviewing the composition of the committees of the Board and making recommendations to the Board regarding committee membership;

•	overseeing the implementation of and monitoring compliance with Ulta’s Code of Business Conduct (other than with respect to complaints regarding accounting issues, as more fully set forth in the audit committee charter); and

•	overseeing the evaluation of the Board.

Nomination process — qualifications

The nominating and corporate governance committee is responsible for reviewing the appropriate skills and characteristics required of Directors in the context of prevailing business conditions, and in its nominating committee capacity, for making recommendations regarding the size and composition of the Board of Directors. The objective of the nominating and corporate governance committee is to create and sustain a Board of Directors that brings to Ulta a variety of perspectives and skills derived from high-quality business and professional experience. Pursuant to its charter, the nominating and corporate governance committee annually assesses the experience, expertise, capabilities, skills and diversity of the members of the Board, individually and collectively, and considers these factors when evaluating Director candidates. In this regard, both the Board and the nominating and corporate governance committee believe that it is essential for Board members to represent diverse viewpoints based upon differences in professional experience, education, skill and other individual qualities and attributes that contribute to an active, effective Board. Although there are no specific minimum qualifications that a Director candidate must possess, the nominating and corporate governance committee recommends those candidates who possess the highest personal and professional integrity, have prior experience in corporate management and the industry, maintain academic or operational expertise in an area of our business and demonstrate practical and mature business judgment.

We will consider all stockholder recommendations for candidates for the Board of Directors and, to date, we have not received a timely Director nominee from a stockholder. Stockholders who want to suggest a candidate for consideration should send a written notice, addressed to the Corporate Secretary at our principal executive offices at 1000 Remington Blvd., Suite 120, Bolingbrook, IL 60440. Further details about the nomination process may be found in the answer to Question 14 above, entitled “Nomination of Directors — How do I submit a proposed Director nominee to the Board of Directors for consideration?”

This notice must include the following information for each candidate the stockholder proposes to nominate: (1) name, age, business address and residence address, (2) principal occupation or employment, (3) class and number of shares of capital stock beneficially owned by such candidate and (4) and any other information relating to the candidate that is required to be disclosed in solicitations for proxies for the election of Directors pursuant to applicable SEC rules. In addition, the stockholder giving such notice must include his or her (1) name and record address and (2) the class and number of shares such stockholder beneficially owns.

We also consider potential Director candidates recommended by current Directors, officers, employees and others. We may also retain the services of search firms to provide us with candidates, especially when we are looking for a candidate with a particular expertise, quality, skill or background. The nominating and corporate governance committee screens all potential candidates in the same manner, regardless of the source of the recommendation. Our review is typically based on any written materials provided with respect to potential candidates, and we review such materials to determine the qualifications, experience and background of the candidates. Final candidates are typically interviewed by members of the committee. In making its determinations, the committee evaluates each individual in the context of our Board of Directors as a whole, with the objective of assembling a group that can best perpetuate the success of our Company and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the committee makes a recommendation to the full Board of Directors regarding whom should be nominated by the Board of Directors.

Code of Business Conduct

All Ulta employees, officers and members of the Board of Directors must act ethically at all times and in accordance with the policies comprising the Ulta Code of Business Conduct. We demand full compliance with this policy from employees, officers and members of the Board of Directors, including our Chief Executive Officer, Chief Financial Officer and such other individuals performing similar functions. Moreover, all corporate employees, officers and members of the Board of Directors have signed a certificate acknowledging that they have read, understood and will continue to comply with the policy, and all corporate employees and officers are required to read and acknowledge this policy on an annual basis. Ulta includes the Code of Business Conduct in new hire materials for all corporate employees. The policy is published and any amendments or waivers thereto will be published under “Corporate Governance” in the Investor Relations section of the Ulta website located at http://ir.ulta.com.

Disclosure committee

The disclosure committee is a management committee that acts under a written charter approved by the audit committee. Its primary responsibility is to assist our Chief Executive Officer and Chief Financial Officer in fulfilling their responsibility for oversight of the accuracy and timeliness of our disclosures. Management and the disclosure committee have established disclosure controls and procedures designed to ensure that disclosures required by the SEC and other written information to be disclosed to the investment community are recorded, processed, summarized and reported accurately on a timely basis. These disclosure controls and procedures are monitored and evaluated for their effectiveness on a regular basis. The disclosure committee, in conjunction with management, reviews and approves the preparation of SEC filings and various documents distributed to the investment community containing financial information or other material information. The disclosure committee discusses all relevant information with our Chief Executive Officer and Chief Financial Officer and, if needed, the Board of Directors and the audit committee.

Stockholder communication

Any stockholder is free to communicate in writing with the Board of Directors on matters pertaining to Ulta by addressing their comments to the Board of Directors, c/o General Counsel, Ulta Salon, Cosmetics & Fragrance, Inc., 1000 Remington Blvd., Suite 120, Bolingbrook, IL 60440, or by e-mail at InvestorRelations@ulta.com. Our General Counsel will review all correspondence addressed to our Board of Directors, or any individual Director, for any inappropriate correspondence and correspondence more suitably directed to management. Our General

Counsel will forward appropriate stockholder communications to our Board of Directors prior to the next regularly scheduled meeting of our Board of Directors following the receipt of the communication. Our General Counsel will summarize all correspondence not forwarded to our Board of Directors and make the correspondence available to our Board of Directors for its review upon our Board of Directors’ request.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation provides that our Board of Directors be divided into three classes designated Class I, Class II and Class III, with each class consisting, as nearly as possible, of one- third of the total number of Directors. Each class serves a three-year term with one class being elected at each year’s annual meeting of stockholders, beginning in 2008. Vacancies on our Board of Directors may be filled by persons elected by a majority of the remaining Directors. A Director elected by our Board of Directors to fill a vacancy, including a vacancy created by an increase in size of our Board of Directors, will serve for the remainder of the full term of the class of Directors in which the vacancy occurred and until that Director’s successor is elected and qualified.

The Board of Directors is presently composed of nine members, eight of whom are non-employee, independent Directors. Each Director was elected to the Board of Directors to serve until a successor is duly elected and qualified or until his or her death, resignation or removal. There are currently no vacancies. Messrs. Heilbronn and Lebow and Ms. Kirby are the Class III Directors whose terms expire in 2010. Mr. Lebow will not stand for re-election at this Annual Meeting. Mr. Heilbronn and Ms. Kirby are nominees for re-election, and Mr. Rubin is a nominee for election to the Board of Directors. Mr. Rubin, who is standing for election by the stockholders at this Annual Meeting for the first time, was first identified by a third-party search firm as an officer candidate in connection with the Company’s succession planning process. He was recommended as a candidate for the Board of Directors by the nominating and corporate governance committee. If elected at the Annual Meeting, each of the nominees would serve until the 2013 Annual Meeting of Stockholders and until their successors are elected and qualified, or until their death, resignation or removal. Messrs. Eck, Sisteron and Philippin are the Class I Directors with terms expiring in 2011, and Messrs. Defforey and DiRomualdo and Ms. Nagler are the Class II Directors with terms expiring in 2012.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the nominees for election and re-election. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been ratified.

Set forth below is biographical information for each nominee for election for a three-year term expiring at the 2013 Annual Meeting:

		Positions with Us / Principal Occupations / Business	Director
Name	Age	Experience	Since
Charles Heilbronn	55	Mr. Heilbronn has been Executive Vice President and Secretary of Chanel, Inc. since 1998. Since December 2004, he has served as Executive Vice President of Chanel Limited, a privately-held international luxury goods company selling fragrance and cosmetics, women’s clothing, shoes and accessories, leather goods, fine jewelry and watches. From 1987 to December 2004, Mr. Heilbronn was Vice President and General Counsel of Chanel Limited and Senior Vice President, General Counsel and Secretary of Chanel, Inc. Mr. Heilbronn is currently a director of Doublemousse B.V., Chanel, Inc. (U.S.) and various other Chanel companies and affiliates in the U.S. and worldwide. He is also a Membre du Conseil de Surveillance (a non-executive board of trustees) of Bourjois SAS. He served as a director of Red Envelope from 2002 to 2006 and was a member of its compensation committee.	1995
		Mr. Heilbronn has over 20 years of experience at one of the world’s leading luxury goods companies and brings a broad domestic and international perspective to issues considered by the Board. His business background and industry experience enable him to provide substantial expertise on relevant business matters and in the governance of publicly held corporations, both as the Chair of our nominating and corporate governance committee and as a member of our compensation committee.

		Positions with Us / Principal Occupations / Business	Director
Name	Age	Experience	Since
Carl “Chuck” Rubin	50	Mr. Rubin was recently appointed to be our President and Chief Operating Officer, effective May 10, 2010. Prior to joining Ulta, he served as President of the North American Retail division of Office Depot Inc. beginning in January 2006. Mr. Rubin first joined Office Depot as Executive Vice President, Chief Marketing Officer and Chief Merchandising Officer in 2004. Before that time, Mr. Rubin spent six years at Accenture (including three years as a partner), where he worked with a range of retail clients across department store, specialty store and ecommerce venues. Prior to that, he spent six years in the sporting goods specialty retail business, where he served as a general merchandise manager and a member of the executive committees for two publicly held companies. He began his career with Federated Department Stores, where he spent 11 years in merchandising and store management. Mr. Rubin has served as a member of the executive committee of the board of directors of The National Retail Federation since January 2007.	N/A
		The Board will benefit from Mr. Rubin’s demonstrated leadership skills and the extensive senior management and executive operational experience he has acquired in various businesses across the retail industry. He has experience building partnerships with key brands, ranging from mass market to prestige in both the specialty and department store markets. During his time at Office Depot, Mr. Rubin was responsible for leading that company’s retail business in North America, including store operations, merchandising, marketing, real estate and construction. Mr. Rubin will lend his extensive operational and marketing expertise to the Board, as well as his insights into the management of complex organizations, and he will contribute an understanding of operational and marketing strategy in today’s challenging environment.

		Positions with Us / Principal Occupations / Business	Director
Name	Age	Experience	Since
Lynelle P. Kirby	56	Ms. Kirby has been our Chief Executive Officer and a member of our Board since December 1999 and served as our President from that time until May 2010. Prior to joining Ulta, Ms. Kirby was President of Circle of Beauty, a subsidiary of Sears, Roebuck and Co., from March 1998 to December 1999, Vice President and General Manager of new business for Gryphon Development, a subsidiary of Limited Brands, Inc., from 1995 to March 1998, and Vice President of Avon Products Inc. and general manager of the gift business, the in-house creative agency and color cosmetics prior to 1995.	1999
		As the Chief Executive Officer of the Company, Ms. Kirby is able to provide our Board with valuable insight regarding the Company’s operations, its management team and associates as a result of her day-to-day involvement in the operations of the business. Ms. Kirby’s background and expertise in our industry makes her uniquely well-qualified to serve on our Board. She provides critical insight into the beauty and cosmetics business and plays a critical role in Board discussions regarding strategic planning and development for the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE

INFORMATION ABOUT OUR BOARD OF DIRECTORS

Directors continuing in office until the 2011 Annual Meeting:

		Positions with Us / Principal Occupations / Business	Director
Name	Age	Experience	Since
Dennis K. Eck	66	Mr. Eck has been the Non-Executive Chairman of our Board since October 2003. From November 1997 to September 2001, Mr. Eck served as Chief Executive Officer and a director of Coles Myer LTD Australia, one of Australia’s largest retailers. Prior to that, Mr. Eck served in various other executive roles with Coles Myer, including as Chief Operating Officer and a director from April 1997 to November 1997, Managing Director of Basic Needs from November 1996 to April 1997, and Managing Director of Supermarkets from May 1994 to November 1996. Prior to 1994, Mr. Eck served as President, Chief Operating Officer and a director of The Vons Companies Inc., as the Vice Chairman of the Board and Executive Vice President of American Stores, Inc., as Chairman and Chief Executive Officer of American Food and Drug, as President, Chief Executive Officer and a director of American Food and Drug, and as President and Chief Operating Officer of Acme Markets, Inc. He also served in executive roles of increasing responsibility at Savon Drug Inc. and Jewel Food Stores. In 2000, Mr. Eck was named the Astute Business Leader of the Year in Australia by the Association of Chartered Accountants.	2003
		The Board benefits from Mr. Eck’s ability to provide the perspective of an experienced Chief Executive Officer based upon his leadership at a large international corporation with operations worldwide. Running a public company exposed Mr. Eck to many of the issues facing public companies, including on the operational, financial and corporate governance fronts. His years of executive and managerial experience also enable him to bring demonstrated management ability at senior levels to the Board. Additionally, his experience leading complex organizations with large employee bases has given him expertise in executive compensation programs, making him well-suited to chair our compensation committee.

		Positions with Us / Principal Occupations / Business	Director
Name	Age	Experience	Since
Yves Sisteron	54	Mr. Sisteron has been a Managing Partner and Co-Founder of GRP Partners, a venture capital firm, since 2000. Prior to that, Mr. Sisteron was a managing director at Donaldson Lufkin & Jenrette overseeing the operations of Global Retail Partners, which he co-founded in 1996. From 1989 to 1996, Mr. Sisteron managed the U.S. investments of Fourcar B.V., a division of Carrefour S.A. Mr. Sisteron is a director of EnvestNet Asset Management and a member of its compensation committee. He also serves as a director of HealthDataInsights, Kyriba, Inc., Qualys, Inc. and Actimagine, Inc. He previously served as a director of Netsize, S.A.	1993
		The Board benefits from Mr. Sisteron’s perspectives on financial and investment matters due to his experience in various management positions in the financial services and retail sectors. As our longest serving director, Mr. Sisteron provides a deep understanding of the Company, the retail and beauty industry and our competitive environment. Additionally, his legal background enables him to provide guidance in corporate law matters and in the governance public companies. Such experience makes him well-positioned to serve as a member of our nominating and corporate governance committee.

		Positions with Us / Principal Occupations / Business	Director
Name	Age	Experience	Since
Charles J. Philippin	60	Mr. Philippin was a principal of Garmark Advisors, a mezzanine investment fund, from 2002 until his retirement in February 2008. From 2000 to 2002, Mr. Philippin served as Chief Executive Officer of Online Retail Partners. From 1994 to 2000, Mr. Philippin was a member of the Management Committee of Investcorp International Inc., a global investment group. Prior to 1994, Mr. Philippin was a partner of PricewaterhouseCoopers, where he served as National Director of Mergers & Acquisitions. Mr. Philippin is a director and chairman of the audit committee of Alliance Laundry Systems and of Aquilex Corporation. Mr. Philippin has also served as a director and audit committee member of CSK Auto, Inc., as a director, audit committee member and compensation committee member of Competitive Technologies and as a director of Samsonite Corporation and Saks Fifth Avenue.	2008
		Mr. Philippin brings to the Board a wealth of experience dealing with and overseeing the implementation of accounting principles and financial reporting rules and regulations. With his extensive experience chairing public company audit committees and in various senior management positions in the financial services sector, Mr. Philippin provides relevant expertise on investment and financial matters. His accounting experience, together with his knowledge of financial reporting rules and regulations, makes him a valued addition to our audit committee.

Directors continuing in office until the 2012 Annual Meeting:

		Positions with Us / Principal Occupations / Business	Director
Name	Age	Experience	Since
Hervé J.F. Defforey	60	Mr. Defforey has been an operating partner of GRP, a venture capital firm, since September 2007. Prior to September 2007, Mr. Defforey was a partner in GRP Europe Ltd. from November 2001 to September 2007 and Chief Financial Officer and Managing Director of Carrefour S.A. from 1991 to 2001. Prior to 1991, Mr. Defforey served as Treasurer at BMW Group, General Manager of various BMW AG group subsidiaries and also held senior positions at Chase Manhattan Bank, EBRO Agricolas, S.A. and Nestlé S.A. Mr. Defforey is chairman of the supervisory board as well as a member of the audit, nominating and strategy committees of X5 Retail Group NV, a director and audit committee member of IFCO Systems NV and a director of Kyriba, Inc. He previously served as a director of PrePay Technologies Ltd. Mr. Defforey holds a master’s degree in business administration from St. Gallen University.	2004
		Mr. Defforey has valuable experience serving on audit committees of public companies and qualifies as an audit committee financial expert. His background as Chief Financial Officer of Carrefour and as Treasurer of BMW Group and his overall financial and accounting expertise make Mr. Defforey particularly well-suited in assisting our Board with its financial oversight and reporting responsibilities. As a result of his professional experiences and strong financial background, Mr. Defforey serves as the Chairman of our audit committee. In addition, Mr. Defforey possesses experience in the retail sector and brings his background in marketing to the Board.

		Positions with Us / Principal Occupations / Business	Director
Name	Age	Experience	Since
Robert F. DiRomualdo	65	Mr. DiRomualdo is Chairman and Chief Executive Officer of Naples Ventures, LLC, a private investment company that he formed in 2002. Prior to 2002, Mr. DiRomualdo served in various roles at Borders Group, Inc. and its predecessor companies, including as Chairman of the Board and Chief Executive Officer, and as President and Chief Executive Officer of Hickory Farms. Mr. DiRomualdo was a director of Bill Me Later, Inc., where he served as chairman of the compensation committee and as a member of the audit committee. Mr. DiRomualdo has lectured frequently at the Wharton School of the University of Pennsylvania and Harvard Business School, in addition to other educational institutions, on a pro bono basis. He holds a master’s degree in business administration from Harvard Business School.	2004
		Mr. DiRomualdo’s qualifications for the Board include his ability to provide the insight and perspectives of a successful and long-serving Chairman and Chief Executive Officer of a major retail company, during which time he was instrumental in the development and implementation of a growth strategy that led to the company’s expansion into major domestic and international markets. He also oversaw a public stock offering and listing on the New York Stock Exchange by Borders Group as well as its birth into the Fortune 500. Due to his experience supervising the principal financial officer of Borders Group as well as his previous committee experience, Mr. DiRomualdo provides valuable insight as a member of our audit committee.

		Positions with Us / Principal Occupations / Business	Director
Name	Age	Experience	Since
Lorna E. Nagler	53	Ms. Nagler is President and Chief Executive Officer of Christopher & Banks Corporation, a specialty retailer of women’s clothing, and has served in that position since August 2007. She also serves as a director of Christopher & Banks. From 2004 to 2007, Ms. Nagler was President of Lane Bryant, a division of Charming Shoppes, Inc., a women’s apparel company. From 2002 to 2004, she was President of Catherines’ Stores, also a division of Charming Shoppes, Inc. From 1996 to 2002, Ms. Nagler held various retail management positions with Kmart Corporation, including Senior Vice President, General Merchandise Manager of Apparel and Jewelry from 2000 to 2002 and Divisional Vice President, General Merchandise Manager of Kids and Menswear from 1998 to 2000. From 1994 to 1996, Ms. Nagler was a Vice President, Divisional Merchandise Manager for Kids R Us. Ms. Nagler also has previous retail experience with Montgomery Ward and Main Street Department Stores.	2009
		With years of experience as a senior-level executive in a wide variety of retail companies, including as the President and Chief Executive Officer of a public retail company, Ms. Nagler provides considerable expertise on strategic, management and operational issues facing a multi-state retailer. Running a public company gives Ms. Nagler front-line exposure to many of the issues facing public retail companies, particularly on the operational, financial and corporate governance fronts. The Board also benefits from Ms. Nagler’s extensive experience in the retail industry and the informed perspectives such experience facilitates. Additionally, her current role as President and Chief Executive Officer of a publicly traded retailer positions her well to serve as a member of our compensation committee and nominating and corporate governance committee.

NON-EXECUTIVE DIRECTOR COMPENSATION FOR FISCAL 2009

The following table provides information related to the compensation of our non-employee Directors earned for fiscal 2009:

	Fees Earned or	Option
	Paid in Cash	Awards(1)	Total
Name	($)	($)	($)

Lorna E. Nagler	20,000	93,169	113,169
Charles Philippin	20,000	—	20,000

(1)	Amounts shown represent the grant date fair value of options granted in 2009 as computed in accordance with Financial Accounting Standards Board (“FASB”) (Accounting Standards Codification (“ASC”)) Topic 718, Compensation — Stock Compensation. For a discussion of the assumptions made in the valuation reflected, see Note 10 to the Consolidated Financial Statements for 2009 contained in our Annual Report on Form 10-K filed on March 31, 2010.

The following table sets forth the outstanding options held by our non-employee Directors as of January 30, 2010:

Name	Options

Lorna E. Nagler	16,667
Charles Philippin	50,000

We strive to promote an ownership mentality among our key leadership and Board of Directors. As such, the Company utilizes equity compensation to encourage our Directors to maintain a stock ownership investment in the Company under appropriate circumstances. Additionally, during fiscal 2009 and upon the recommendation of the compensation committee, the Board approved the introduction of a cash compensation component in order to attract and retain certain qualified Directors. As shown in the above tables, during fiscal 2009 the Board approved an annual fee of $40,000 for each of Lorna E. Nagler and Charles Philippin, to be paid quarterly in arrears beginning in the third quarter of fiscal 2009. The Board also approved an option for Ms. Nagler to purchase 50,000 shares of our common stock, to be granted in three annual installments with each installment vesting equally over four years. During fiscal 2008, we granted Mr. Philippin an option to purchase 50,000 shares of our common stock for his services as a Director. These options vest equally over four years. Due to their significant share ownership, the other non-executive Directors did not receive fees or options for their services during fiscal 2009.

ARTICLE III. INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AND AUDIT COMMITTEE

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the Board of Directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year 2010, ending January 29, 2011. Services provided to Ulta by Ernst & Young LLP in fiscal year 2009 are described under “Fees to Independent Registered Public Accounting Firm” below. Additional information regarding the audit committee is provided on page 21.

Ernst & Young LLP has audited the financial statements of Ulta since 1997. Representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate governance practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Ulta and our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been ratified.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL TWO

FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth the aggregate fees billed or expected to be billed by Ernst & Young LLP for professional services rendered for our fiscal years 2009 and 2008:

	2009	2008

Audit Fees	$601,231	$631,425
Audit-Related Fees	—	3,740
Tax Fees	—	—
All Other Fees	1,995	1,500

Total	$603,226	$636,665

Audit Fees.  These amounts represent fees billed or expected to be billed by Ernst & Young LLP for professional services rendered for the audits of our annual financial statements for the fiscal years 2009 and 2008 and the reviews of the financial statements included in our quarterly reports on Form 10-Q. Fiscal 2008 audit fees includes the incremental audit work required for Ernst & Young LLP to provide their initial attestation regarding the effectiveness of our internal controls over financial reporting required by Section 404 of Sarbanes-Oxley.

Audit-Related Fees.  These amounts represent fees billed or expected to be billed by Ernst & Young LLP for professional services rendered that were not included under “Audit Fees” above.

Tax Fees.  These amounts represent fees billed or expected to be billed by Ernst & Young LLP for professional services rendered for tax compliance related matters. We have engaged a different service provider for tax compliance services effective with our fiscal 2007 tax year.

All Other Fees.  These amounts represent service fees relating to online research software.

The audit committee has approved all professional fees paid to Ernst & Young LLP. The audit committee has determined that the rendering of tax services by Ernst & Young LLP is compatible with maintaining its independence.

The audit committee has established procedures for the pre-approval of all audit and permitted non-audit-related services provided by our independent registered public accounting firm. The procedures include, in part, that: (1) the audit committee, on an annual basis, shall pre-approve the independent registered public accounting firm’s engagement letter/annual service plan; (2) the audit committee must pre-approve any permitted service not included in the annual service plan; (3) the audit committee chairman may pre-approve any permitted service between regularly scheduled meetings, as applicable, and a report of such services and related fees are to be disclosed to the full audit committee at the next scheduled meeting; and (4) the audit committee will review a summary of the services provided and the fees paid on an annual basis.

AUDIT COMMITTEE

The audit committee provides assistance to the Board of Directors in fulfilling its responsibility to our stockholders, potential stockholders and the investment community relating to corporate accounting, financial, management and reporting practices, the system of internal controls and the auditing process. Specifically, the audit committee assists the Board of Directors in monitoring the integrity of our financial statements, our independent registered public accounting firm’s qualifications and independence, the performance of our audit function and independent registered public accounting firm, our compliance with legal and regulatory requirements and our policies with respect to risk assessment and risk management. The audit committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent registered public accounting firm, and our independent registered public accounting firm reports directly to the audit committee.

During fiscal year 2009, the audit committee was composed of the following independent Directors: Messrs. Defforey, DiRomualdo and Philippin. Each of Messrs. Defforey, DiRomualdo and Philippin has been designated by the Board of Directors as an “audit committee financial expert” as defined in applicable SEC Rules. The Board of Directors made a qualitative assessment of each member’s level of knowledge and experience based on a number of factors, including education and work, management and director experience. The Board of Directors has determined that each committee member qualifies as a “nonemployee director” under SEC rules and regulations, as well as the independence requirements of NASDAQ. All members of our audit committee are financially literate and are independent, as independence is defined in Rule 4350(d)(2)(A)(i) and (ii) of the NASDAQ listing standards and Section 10A(m)(3) of Exchange Act. The audit committee met 12 times during fiscal year 2009, and its report is presented below. The audit committee acts under a written charter that was adopted by the Board of Directors and has been published under “Corporate Governance” in the Investor Relations section of the Ulta website located at http://ir.ulta.com.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1

The audit committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Ulta.

The audit committee oversees Ulta’s financial process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. Ulta has an Internal Audit Department that is actively involved in examining and evaluating Ulta’s financial, operational and information systems activities and reports functionally to the Chair of the audit committee and administratively to management. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management the periodic reports, including the audited financial statements in our Annual Report on Form 10-K. This included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The audit committee reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, its judgments as to the quality, not just the acceptability, of Ulta’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the audit committee has discussed with the independent registered public accounting firm the firm’s independence from management and Ulta, including the matters in the written disclosures and the Letter from the Independent Registered Public Accounting Firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the firm’s communications with the audit committee concerning independence.

The audit committee discussed with Ulta’s independent registered public accounting firm the overall scope and plans for their audit, and developed a pre-approval process for all independent registered public accounting firm services. The audit committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of Ulta’s internal and disclosure controls and the overall quality of Ulta’s financial reporting. The audit committee held 12 meetings during fiscal year 2009.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in Ulta’s Annual Report on Form 10-K for the fiscal year 2009, ended January 30, 2010, for filing with the SEC. The audit committee has appointed Ernst & Young LLP to be Ulta’s independent registered public accounting firm for the fiscal year 2010, ending January 29, 2011.

Audit Committee of the Board of Directors

Hervé J.F. Defforey (Chairman)
Robert F. DiRomualdo
Charles J. Philippin

1.	This report is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference into any Ulta filing under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

ARTICLE IV. COMPENSATION COMMITTEE REPORT
AND COMPENSATION DISCUSSION AND ANALYSIS

The compensation committee met 16 times during fiscal year 2009, and its report is presented below. During fiscal year 2009, the compensation committee was composed of the following independent Directors: Messrs. Eck (Chairman), Heilbronn, and Lebow. Lorna Nagler, also an independent Director, joined the committee immediately following her election to the Board at the 2009 annual meeting. The Board of Directors has determined that each committee member qualifies as a “nonemployee director” under rules and regulations of the SEC, as well as the independence requirements of NASDAQ. The compensation committee acts under a written charter that was adopted by the Board of Directors and has been published under “Corporate Governance in the Investor Relations section of the Ulta website located at http://ir.ulta.com. Under this charter, the compensation committee is responsible for:

•	setting our compensation philosophy;

•	reviewing and approving the compensation for all executive officers and senior vice presidents;

•	reviewing and recommending compensation for non-employee directors;

•	supervising compensation policies for all employees including reviews of the adequacy of compensation structure and procedures;

•	recommending to the Board the employment, appointment and removal of officers in accordance with the bylaws;

•	establishing, amending and terminating compensation plans and administering such plans; and

•	annually reviewing its own performance and reporting findings and action plans to the Board.

The compensation committee may under its charter delegate any of its responsibilities to a subcommittee, but only to the extent consistent with our bylaws, articles of incorporation, section 162(m) of the Internal Revenue Code and Nasdaq rules. In connection with the performance of its duties, the compensation committee has sought the input of our Chief Executive Officer with respect to her compensation, as well as, other executives’ compensation.

Compensation consultant

During 2009 the compensation committee engaged Towers Perrin, an outside consultant, to provide information regarding market comparisons for certain positions and general executive compensation advice. Towers Perrin was engaged directly by the compensation committee, and neither Towers Perrin nor its affiliates performed other work for Ulta or our affiliates. Towers Perrin merged with Watson Wyatt in January 2010 and became Towers Watson. This merger had no material effect on the services provided to Ulta.

Compensation risk

The Company has reviewed its compensation plans, practices and policies and has determined that it does not have any such plans, practices and policies that create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation committee interlocks and insider participation

None of the members of our compensation committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers serving on our Board of Directors or compensation committee.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS2

The compensation committee has reviewed and discussed the following Compensation Discussion and Analysis (CD&A) with management. Based on this review and discussion, the compensation committee recommended to the Board of Directors that the CD&A be included in Ulta’s 2009 Annual Report on Form 10-K and this Proxy Statement.

Compensation Committee of the Board of Directors

Dennis K. Eck (Chairman)
Charles Heilbronn
Steven E. Lebow
Lorna Nagler

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy

Our executive compensation philosophy is to provide compensation opportunities that attract, retain and motivate talented key executives. We accomplish this by:

•	evaluating the competitiveness and effectiveness of our compensation programs against other comparable businesses based on industry, size, results and other relevant business factors;

•	linking annual incentive compensation to our performance on key measurable financial, operational and strategic goals that support stockholder value;

•	focusing a significant portion of the executive’s compensation on equity based incentives to align interests closely with stockholders; and

•	managing pay for performance such that pay is tied to business and individual performance.

Our compensation program consists of a fixed base salary, variable cash bonus and stock option awards, with a significant portion weighted towards the variable components. This mix of compensation is intended to ensure that total compensation reflects our overall success or failure and to motivate executive officers to meet appropriate performance measures.

Overview of 2009 compensation

Due to the challenging economic environment in early 2009, we did not raise our named executive officer’s salaries, other than Mr. Bodnar’s, which is discussed in more detail below. For 2009, we modified our bonus plan due to the uncertainty of the market, by making a portion of the bonus completely discretionary and the remainder subject to one company wide performance goal related to earnings. Due to our outstanding performance in 2009, we exceeded the earnings target for that portion of the bonus and therefore paid out bonuses for that portion at the maximum level. The compensation committee also decided to reward Ms. Kirby with an additional bonus above and beyond the amount required under her contract based on this performance. We continued to use stock options as our long term incentives and made grants in accordance with our normal annual program. However, the compensation committee made off-cycle grants to Mr. Bodnar and Mr. Guttman for retention and performance purposes.

2	This report is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference into any Ulta filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

Peer group

The competitive marketplace for our executive compensation was evaluated against market based surveys and a pre-determined peer group set in 2008 under the supervision of Towers Perrin.

•	Towers Perrin CDB, Retail Industry survey data, regressed for $1 billion in revenues;

•	Towers Perrin CDB, General Industry (all responses) survey data, regressed for $1 billion in revenues; and

•	A peer group of 21 retail companies, including:

Guitar Center, Inc.	The Children’s Place	CHICOS FAS, Inc.
Timberland Co.	Revlon, Inc.	DSW, Inc.
Urban Outfitters	Guess, Inc.	J. Crew Group, Inc.
Fossil, Inc.	Coldwater Creek	Panera Bread Co.
Oakley, Inc.	Sharper Image Corp.	Kenneth Cole Prod., Inc.
Lifetime Fitness, Inc.	Hibbert Sports, Inc.	K-Swiss, Inc.
Susser Holdings Corp.	hhgregg, Inc.	Golfsmith Intl Holdings, Inc.

The compensation committee does not rely solely on the peer group or survey data in making its individual compensation determinations, but rather the compensation committee considers Ms. Kirby’s input as to the executive’s performance and internal pay equity among current executives and newly hired executives. The compensation committee also considers the accounting and tax impact of each element of compensation and in the past has tried to minimize the compensation expense impact of equity grants on our financial statements, while minimizing the tax consequences to executives.

Base salary

Base salaries are reviewed annually and are set based on individual contract negotiation, competitiveness versus the external market and internal merit increase budgets. Based on a review of marketplace salary increases contained in survey data reviewed by the compensation committee, as well as its assessment of current economic and other market conditions, each year management proposes a merit baseline percentage increase in salaries. Ms. Kirby then recommends to the compensation committee adjustments to the baseline percentage (either up or down) based on her assessment of an individual’s performance, with input from the human resources department.

As discussed above, none of the named executive officers’ salaries, other than Mr. Bodnar’s, were increased in 2009 due to the general economic conditions at the time. Mr. Bodnar’s base salary was increased in 2009 by $30,000 to an annual base pay rate of $350,000 based on input from a review by Mr. L’Heureux (our Senior Vice President of Human Resources) of chief financial officer compensation with the peer group and Towers Perrin’s confirmation of the competitiveness of his compensation. In connection therewith, Mr. Bodnar’s bonus target was also increased to 50% of his base salary.

Annual bonuses

Under the terms of her contract entered into in 2008, Ms. Kirby’s target bonus is 100% of her base salary, with a maximum bonus equal to 200% of her base salary. Her target and maximum were set based on Towers Perrin’s input during the 2008 contract negotiations to be median for chief executive officers in the survey data and peer group discussed above. As discussed above, Mr. Bodnar’s target bonus was increased to 50% of his base salary in 2009. Mr. Guttman and Mr. L’Heureux have a target bonus of 40% of their base pay.

In fiscal 2009, the bonuses for Ms. Kirby, Mr. Bodnar, Mr. Guttman and Mr. L’Heureux were based on achievement of one quantifiable objective performance target weighted at 80% of the bonus opportunity. The remaining 20% of the bonus opportunity was based on discretionary performance reviews. The performance target for 2009 was $47 million of earnings before income taxes, adjusted for certain accounting charges required under generally accepted accounting principles and non-recurring charges (“EBT”).

In fiscal 2008, our bonus plan paid out based on EBT and return on invested capital (ROIC) targets weighted 70%-30% respectively. The compensation committee decided to change the bonus structure in 2009 based on input from Mr. L’Heureux and confirmed with Towers Perrin as to the trends in setting bonus targets in early 2009, recognizing the difficult economic environment at the time, especially for retail companies.

No bonus was payable unless performance under the EBT goal exceeded 80% of the target. A maximum of 250% could be earned by Messrs. Bodnar, L’Heureux and Guttman and 200% under her contract for Ms. Kirby. In setting the EBT target, the compensation committee believes that excluding the impact of non-recurring charges and certain other accounting charges is appropriate because these are items over which management has no control. Actual EBT for fiscal 2009 was $63.7 million (vs. target of $47 million) resulting in a payout of $1,540,032 for Ms. Kirby and $350,002, $232,228 and $228,900 for Messrs Bodnar, Guttman and L’Heureux, respectively.

The compensation committee and the Board of Directors based on Ms. Kirby’s input, including her own performance, also assessed each named executive officer’s performance during the year to determine the discretionary portion of the bonus payable. With respect to Ms. Kirby, the compensation committee also sought the input of the full board of directors. Based on this assessment, Mr. Bodnar received $38,500, Mr. Guttman received $23,223 and Mr. L’Heureux received $22,890 (representing 110%, 100% and 100% of the 20% discretionary portion of their bonus, respectively). The EBT portion of Ms. Kirby’s bonus reached the maximum limit for her bonus of 200% of her salary under the terms of her contract. However, the compensation committee used its discretion to pay Ms. Kirby an additional $80,000 bonus in recognition of the Company’s performance during an unpredictable and difficult retail environment.

Stock options

In September 2008, we instituted a long term incentive program (LTIP) under which we have made annual option grants to our executives and certain other employees. In addition, certain employees are eligible to receive grants of stock options upon hire or promotion. All executives, other than Ms. Kirby are eligible for the LTIP. Ms. Kirby is entitled to significant option grants under her employment agreement. As a result, the compensation committee determined that Ms. Kirby did not need any additional equity compensation under the LTIP.

Under the LTIP each employee receives an option grant based on a Black Scholes value equal to a targeted percentage of base salary. This targeted percentage was determined in 2008 based on input from Towers Perrin as to market median practices for long term incentives. As recommended by Towers Perrin for each position and approved by the compensation committee the target percentage of base salary for LTIP is 55% for Mr. Bodnar, and 50% for Mr. Guttman and Mr. L’Heureux.

Option grants under the LTIP generally have the following characteristics:

•	all options have an exercise price equal to the fair market value of our common stock on the date of grant;

•	options vest ratably, on an annual basis over a four-year period; and

•	options generally expire ten years after the date of grant.

In 2009 Messrs. Bodnar and Guttman also received option grants outside of the normal LTIP cycle. Mr. Bodnar received 40,000 options and Mr. Guttman received 20,000 options. Both of these grants were intended to act as a retention device, and were also intended to reward performance. These additional option grants have the same terms as grants under the LTIP.

Option granting policy

In 2008 we adopted a general policy of making LTIP and other stock option grants and setting the exercise price for such options based on the closing price of our stock on the third business day following the date our earnings announcement is made for each fiscal quarter. This timing of option grants is, thus, generally consistent with when our executives and directors would be allowed to trade in our common stock under our insider trading policy. The compensation committee determined that setting the exercise price for stock options at this time was prudent in that it allowed for the market to process all reported public information prior to pricing of stock options, including officers and directors. Such a practice thereby eliminates any potential manipulation regarding the timing of stock option grants. All stock option grants are approved in advance by the compensation committee.

Benefits, perquisites and tax-gross-ups

Executives are allowed to defer compensation under our non-qualified deferred compensation plan, which is more fully described in the narrative to the Non-Qualified Deferred Compensation Table below. For all eligible employees, we offer a 401(k) plan with matching contributions equal to 50% of contributions made up to 3% of eligible compensation. We also offer to eligible employees group health, life, accident and disability insurance. In addition, all employees are entitled to a discount on purchases at our stores.

In 2007, we became aware of an issue with the State of New York imposing income tax liabilities on our employees who were not residents of New York based on the amount of work for Ulta that these employees performed in New York (including business meetings and attendance at trade shows). This impacts a number of our employees who are residents of Illinois, including Ms. Kirby. Because a large portion of the beauty industry is concentrated in New York, we require certain of our employees to travel to and work in New York from time to time. However, as the income tax rates applicable in New York are substantially higher than those in Illinois, it was more expensive for our employees, on a tax basis, if we asked them to work in New York. Because we did not want to provide a disincentive to our employees to work from time to time in New York, and because the nature of their work requires travel to New York, the compensation committee determined that it was in our best interests to gross-up non-New York employees for any differences in taxes paid on income in New York versus the rate that such employees would have paid in their home state. This tax gross-up is applicable to all employees impacted, not just executives. Accordingly, the compensation committee determined to reimburse employees for this difference in taxes each year.

Severance

Under the terms of her employment agreement Ms. Kirby could be entitled to certain severance benefits more fully described below under “Severance and Change in Control Benefits.” The compensation committee determined that such benefits were within market practices based on the information provided by Towers Perrin and were provided to retain Ms. Kirby under a three year contract, during which it could implement a successorship plan.

In addition Messrs. Guttman and L’Heureux are entitled to severance under the terms of their offers of employment, as more fully described below under “Severance and Change in Control Benefits.” Severance for these officers was considered a necessary part of their compensation package in order to attract them to join Ulta. Mr. Bodnar would be expected to receive severance as well, if involuntarily terminated for reasons other than cause.

Accounting and tax considerations

The compensation committee also considers the accounting and tax impact of each element of compensation and in the past has tried to minimize the compensation expense impact of equity grants on our financial statements, while minimizing the tax consequences to executives.

A goal of the compensation committee is to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) limits the tax deductibility for public companies, of annual compensation in excess of $1,000,000 paid to our Chief Executive Officer and any of our three other most highly compensated executive officers, other than our Chief Financial Officer. However, performance-based compensation that has been approved by our stockholders is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon the attainment of pre-established, objective performance goals and the committee of our Board of Directors that establishes such goals consists only of “outside directors.” The compensation committee is composed solely of outside directors.

The compensation committee considers the anticipated tax treatment to us and our executive officers when reviewing executive compensation and our compensation programs. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the compensation committee’s overall compensation philosophy and objectives. The compensation committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. From time to time, the compensation committee may award compensation to our executive officers which is not fully deductible if it determines that such award is consistent with its philosophy and is in our and our stockholders’ best interests.

Our 2007 Incentive Award Plan has been designed and implemented with the intent to allow us to pay performance-based compensation under Section 162(m) of the Internal Revenue Code. Accordingly, stock option grants under the 2007 Incentive Award Plan should be performance based and therefore deductible under Section 162(m).

Summary compensation table

The following table sets forth the compensation of our Chief Executive Officer, Chief Financial Officer and our other most highly compensated executive officers for our fiscal year ending January 30, 2010. We refer to these individuals collectively as the NEOs.

					Non-Equity
				Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)	(1) ($)	($)	($)(2)	($)

Lynelle P. Kirby	2009	770,016	80,000	1,322,472	1,540,032	16,882	3,729,402
President, Chief Executive	2008	770,014	80,000	2,750,000	—	158,043	3,758,057
Officer and Director (Principal Executive Officer)	2007	650,960	812,500	2,549,994	—	26,149	4,039,603

Gregg R. Bodnar	2009	337,889	38,500	469,300	350,002	3,278	1,198,969
Chief Financial Officer	2008	320,007	17,000	1,401,410	—	3,098	1,741,515
(Principal Financial Officer)	2007	295,430	85,000	335,999	101,702	80,109	898,240

Robert S. Guttman	2009	290,285	23,223	235,201	232,228	3,999	784,936
Senior Vice President, General Counsel & Secretary

Wayne D. L’Heureux	2009	278,127	22,890	163,800	228,900	3,412	697,129
Senior Vice President —
Human Resources

(1)	Amounts shown represent the grant date fair value of options granted in the year indicated as computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation reflected in these columns, see Note 10 to the Consolidated Financial Statements for 2009 contained in the Form 10-K filed on March 31, 2010.

(2)	Represents for fiscal year 2009 (i) matching contributions made under our tax qualified 401(k) plan, (ii) life insurance premiums, (iii) reimbursements for the differences in taxes paid in New York versus Illinois for income earned in New York, (iv) for Ms. Kirby, reimbursement for legal fees incurred in connection with the audit by New York with respect to income earned on company business in New York and (v) reimbursement of legal fees for Ms. Kirby related to certain employment matters in the following amounts:

	401(k) Matching	Life Insurance	New York State Tax
Name	Contributions	Premiums	Reimbursement	Legal Fees

Lynelle P. Kirby	—	1,549	3,706	11,627
Gregg R. Bodnar	2,760	518	—	—
Robert S. Guttman	2,760	1,239	—	—
Wayne D. L’Heureux	2,760	652	—	—

Grants of plan-based awards

The following table sets forth certain information with respect to grants of plan-based awards for fiscal 2009 to the NEOs.

						Exercise
		Estimated Future Payouts Under			Number of	or Base	Grant Date	Closing Price
		Non-Equity Incentive Plan Awards			Securities	Price of	Fair Value	of Common
	Grant	Threshold	Target	Maximum	Underlying	Option	of Option	Stock on
Name	Date	$(1)	$	$	Options	Awards $	Award $(2)	Grant Date $

Lynelle P. Kirby		184,800	616,000	1,540,000
	6/9/2009				200,000	10.34	4.65	10.34
	10/25/2009				63,200	16.02	6.21	16.02
Gregg R. Bodnar		42,000	140,000	350,000
	6/17/2009				40,000	9.75	5.59	9.75
	9/9/2009				30,000	14.41	8.19	14.41
Robert S. Guttman		27,867	92,891	232,228
	3/24/2009				20,000	6.29	3.57	6.29
	9/9/2009				20,000	14.41	8.19	14.41
Wayne D. L’Heureux		27,468	91,560	228,900
	9/9/2009				20,000	14.41	8.19	14.41

(1)	Threshold assumes performance exceeds 80% of each performance target, resulting in a payout of 30% of the EBT target bonus.

(2)	Represents the grant date fair value of stock appreciation rights and restricted stock units granted in the year indicated as computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation reflected in these columns, see Note 10 to the Consolidated Financial Statements for 2009 contained in the Form 10-K filed on March 31, 2010.

Outstanding equity awards as of January 30, 2010

The following table presents information concerning options to purchase shares of our common stock held by the NEOs as of January 30, 2010.

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying		Option
	Unexercised	Unexercised		Exercise		Option
	Options	Options		Price Per		Expiration
	Exercisable	Unexercisable		Share ($)		Date

Lynelle P. Kirby(1)	237,000	79,000		15.81		07/18/2017
	237,000	79,000		25.32		07/18/2017
	250,000	375,000		14.06	(2)	03/24/2018
	—	63,200	(3)	(3)		(3)
	—	200,000	(4)	10.34		06/09/2019
	—	200,000	(4)	(4)		(4)
	—	63,200	(3)	16.02		10/25/2019
Gregg R. Bodnar(5)	94,800	31,600		9.18		10/24/2016
	22,120	22,120		15.81		07/18/2017
	50,000	150,000		14.06	(6)	03/24/2018
	6,250	18,750		13.44		09/09/2018
	—	40,000		9.75		06/17/2019
	—	30,000		14.41		09/09/2019
Robert S. Guttman(7)	31,600	31,600		18.00		10/24/2017
	5,000	15,000		13.44		09/09/2018
	—	20,000		6.29		03/24/2019
	—	20,000		14.41		09/09/2019
Wayne D. L’Heureux(8)	84,800	—		2.62		10/26/2014
	15,800	—		3.33		10/25/2015
	11,850	3,950		9.18		10/24/2016
	3,160	—		9.18		10/24/2016
	7,900	7,900		15.81		07/18/2017
	25,000	75,000		14.06		03/24/2018
	5,000	15,000		13.44		09/09/2018
	—	20,000		14.41		09/09/2019

(1)	Ms. Kirby received 632,000 options on July 18, 2007, of which 158,000 vested on October 25, 2007 (the effective date of our initial public offering), 158,000 vested on October 25, 2008 (the first anniversary of our initial public offering), 158,000 vested on October 25, 2009 (the second anniversary of our initial public offering) and 158,000 vest on October 25, 2010 (the third anniversary of our initial public offering). On March 24, 2008 Ms. Kirby was granted 625,000 options which vested 250,000 on March 19, 2009, the date we announced our earnings for fiscal 2008, 250,000 on March 11, 2010, the date we announced our earnings for fiscal 2009, and 125,000 on the date we announce our earnings for fiscal 2010.

(2)	Exercise price was calculated as the greater of (i) the closing price of Ulta’s common stock on March 24, 2008, or (ii) the average of the closing prices for the Ulta’s common stock for the period March 20, 2008 through April 7, 2008.

(3)	In 2007, Ms. Kirby was contractually promised up to an additional 189,600 options, to be granted one-third annually starting one year after our initial public offering, but only if a sustained 25% plus increase in share price is achieved each year. As our share price did not increase in 2008 over the initial public offering price, the first one-third of such options, or 63,200 options, were not granted. On October 25, 2009, Ms. Kirby was granted 63,200 options which vest ratably over two years beginning on the first anniversary of the grant.

(4)	Pursuant to her employment agreement Ms. Kirby received 200,000 options in June 2009, which vest and become exercisable in two equal installments in 2010 and 2011 on the date Ulta releases its earnings for fiscal years 2009 and 2010. She is also eligible to receive 200,000 options with a grant date in 2010 on the first day that executives are allowed to trade in Ulta’s common stock following the date Ulta releases its earnings for fiscal 2009, at an exercise price equal to the fair market value on such date. Such options will vest and become exercisable 100% in 2011 on the date Ulta releases its earnings for fiscal 2010. However, if Ms. Kirby’s employment is terminated without cause or she terminates for good reason, then the remaining 200,000 options to be granted in 2010 will be granted on the date of such termination, with an exercise price equal to the fair market value on such date. In such event, the options will be fully vested upon grant.

(5)	Mr. Bodnar’s options all vest 25% on each anniversary of their grant date. The grant date of each option is 10 years prior to the Option Expiration Date listed above.

(6)	Exercise price was calculated as the average of the closing prices for the Ulta’s common stock for the period March 20, 2008 through April 7, 2008.

(7)	Mr. Guttman’s options all vest 25% on each anniversary of their grant date. The grant date of each option is 10 years prior to the Option Expiration Date listed above.

(8)	Mr. L’Heureux’s options all vest 25% on each anniversary of their grant date, except that the 3,160 options with an exercise price of $9.18 and an expiration date of 10/24/2016 became fully exercisable on 10/24/2009. The grant date of each option is 10 years prior to the Option Expiration Date listed above.

2009 Non-qualified Deferred Compensation

The table below sets forth certain information as of January 30, 2010 with respect to the non-qualified deferred compensation plans in which our named executive officers participate.

	Executive
	Contributions in		Aggregate	Aggregate Balance
	Last Fiscal	Aggregate Earnings	Withdrawals/	at Last Fiscal Year
Name	Year(1)(2)	in Last Fiscal Year	Distributions	End

Robert S. Guttman	$135,338	—	—	$135,338
Wayne D. L’Heureux	$58,301	$(237)	—	$58,504

(1)	Included in the amount listed under the “Salary”, “Bonus” and “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table above.

(2)	Contributions include salary and bonus deferrals, including bonuses earned in fiscal 2009 but paid in fiscal 2010.

The Ulta Nonqualified Deferred Compensation Plan became effective January 1, 2009. Participants may defer up to 75% of their base salary and 100% of their annual cash bonus. We do not match or make any other contributions to the plan. Participants may direct the investment of their contributions to the plan among several mutual funds, similar to those available under our 401(k) plan.

Severance and Change in Control Benefits

In the event that Ms. Kirby’s employment is terminated without cause, or she terminates for “good reason” prior to the later of March 17, 2011 or the date on which we announce our fiscal 2010 earnings, then she will be entitled to the following as severance subject to her providing of a general release of claims:

•	2 times her annual base salary payable over twelve months;

•	Pro rata portion of annual bonus based on our performance in the year of termination payable in a lump sum;

•	Continued health benefits under COBRA for up to 18 months at the same cost as would have applied to active employees;

•	If the options scheduled to be granted in 2010 have not been granted, then such options will be granted on the date immediately prior to termination and shall be fully vested on grant;

•	Subject to continued compliance with our confidential information, noncompete, and nonsolicitation policy, full vesting in all of the options granted under her employment agreement; and

•	She will have until June 24, 2012 to exercise the options granted in 2008.

In addition, if Ms. Kirby’s employment is terminated without cause or for good reason within 12 months following a change in control, she will vest in all options and restricted stock that she holds regardless of when granted.

For this purpose “Cause” shall mean Ms. Kirby’s:

•	continued willful failure substantially to perform her duties, following written notice (other than by reason of disability);

•	willful engagement in gross misconduct that is materially injurious to the Company;

•	willful fraudulent or dishonest action that is materially detrimental to the business or reputation of the Company;

•	willful and material breach of the Policy or any policy of the Company relating to discrimination, harassment or trading in the Company’s securities, after she has been given written notice detailing the specific event constituting such breach and a period of thirty (30) days following receipt of such notice to cure such event (if susceptible to cure); or

•	conviction of, or plea of guilty or nolo contendere to a felony.

Any act or failure to act shall be considered “willful” only if done or omitted to be done without a good faith reasonable belief that such act or failure to act was in our best interests.

Ms. Kirby will have “Good Reason” to terminate her employment if:

•	we materially reduce, without her written consent, her material duties and responsibilities, including but not limited to loss of board position, or the assignment of duties materially inconsistent with her position as previously assigned by the Board; provided, however, that any reduction in her duties and responsibilities and the assignment to her of new duties in connection with the implementation of the successorship plan shall not constituted Good Reason;

•	we adversely or materially change her reporting responsibilities, including any requirement that she report to anyone other than the Board;

•	we appoint a successor chief executive officer or executive chairman prior to January 1, 2011;

•	except for reductions applicable to management in general, any material reduction, without her written consent, of her base salary or target bonus; or

•	we materially breach our obligations under the employment agreement.

Ms. Kirby must give written notice within thirty (30) days of any event giving rise to Good Reason and we must fail to cure within thirty (30) days of such notice in order for such event to qualify as a Good Reason termination.

In the event Ms. Kirby’s employment is terminated by reason of death or disability, she or her estate, subject to provision of a general release of claims, will be entitled to:

•	12 months base salary;

•	Pro rata portion of annual bonus based on our performance in the year of termination payable in a lump sum; and

•	All options granted in 2008 will be exercisable for 15 months following such termination.

In connection with her employment agreement Ms. Kirby entered into an agreement not to disclose or use our confidential information at any time. She also agreed not to work for, or otherwise be involved for a period of one year with any competitor, and for a period of two years for any competitor engaged solely in the retail distribution of hair styling, beauty salon, spa services, fragrance, cosmetics, salon products or beauty aid/products (“Retailers”). In addition, she agreed not to solicit any of our employees, customers or suppliers for a period of two years following her termination for any reason.

On April 26, 2010, the Company announced that Ms. Kirby would resign as Chief Executive Officer of Ulta between June 30, 2010 and September 2, 2010 (the “Termination Date”), but would remain on the Board of Directors through March 2011. In connection with her resignation, Ulta and Ms. Kirby entered into a Succession Agreement pursuant to which Ms. Kirby will be entitled to severance under her employment agreement only if she is terminated without cause or for good reason prior to the Termination Date. Under her Succession Agreement, Ms. Kirby agreed that the transition of Chuck Rubin into the Chief Operating Officer role in preparation for his assuming the Chief Executive Officer role will not give her good reason to terminate. Additionally, she agreed that her non-compete period with respect to Retailers and competitors which are engaged exclusively in the retail distribution of various products, including hair styling, beauty salon, spa services, fragrance, cosmetics, salon products or beauty aid/products (i.e., JCPenney, CVS/pharmacy, Target) would start when she left the Board of Directors and not when she terminated employment.

In the event that Messrs. Guttman or L’Heureux’s employment is terminated without cause, they will be entitled to a lump-sum payment equal to six months salary subject to providing of a general release of claims. In addition, if their employment is terminated without cause within 12 months following a change in control, they will vest in all options that they hold regardless of when granted.

Although Mr. Bodnar does not have a contractual right to severance, we would likely also pay him six months severance in connection with a termination without cause, in exchange for a general release of claims similar to Messrs. Guttman or L’Heureux. In addition, if his employment is terminated without cause within 12 months following a change in control, he will vest in all options that he holds regardless of when granted.

The following chart sets forth the amount that Ms. Kirby, and Messrs. Bodnar, Guttman and L’Heureux would receive in the event that their employment were terminated without cause, for good reason, or due to death or disability, or in connection with a change in control, on the last day of the 2009 fiscal year, January 30, 2010, and assuming the exercise of all options the vesting of which is accelerated upon such event. These amounts do not include any value for:

•	Options which are required to be granted to Ms. Kirby under the terms of her employment agreement upon termination without cause or for good reason, as such options would have an exercise price equal to the closing price on January 30, 2010 and, therefore, would not be in-the-money.

•	Amounts payable under insurance policies applicable to employees in general.

	Involuntary		Involuntary
	Not for Cause		Termination in
	Termination/	Death/	Connection with
Name	Good Reason	Disability	Change in Control

Lynelle P. Kirby	$1,551,756	$770,000	$5,863,482
Gregg R. Bodnar	$175,000	$0	$2,025,813
Robert S. Guttman	$145,142	$0	$640,782
Wayne D. L’Heureux	$143,062	$0	$801,492

ARTICLE V. STOCK

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information concerning the beneficial ownership of the shares of our common stock as of April 19, 2010 by

•	each person we know to be the beneficial owner of 5% or more of our outstanding shares of common stock;

•	each of our NEOs; each of our Directors and nominees; and

•	all of our executive officers and Directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of April 19, 2010 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

This table lists applicable percentage ownership based on 58,293,399 shares of common stock outstanding as of March 25, 2010, as reported in our Annual Report on Form 10-K filed with the SEC on March 31, 2010. Unless otherwise indicated, the address for each of the beneficial owners in the table below is c/o Ulta Salon, Cosmetics & Fragrance, Inc., 1000 Remington Blvd., Suite 120, Bolingbrook, IL 60440.

	Number of Shares	Percentage
Name and Address of Beneficial Owner	Beneficially Owned	Beneficially Owned

5% stockholders:
GRP AQ, L.P. and affiliated entities(1) 2121 Avenue of the Stars 31st Floor Los Angeles, California 90067-5014 Attn: Steven Dietz	9,467,321	16.2%

Doublemousse B.V.(2) Boerhaavelaan 22 2713 HX Zoetermeer The Netherlands Attn: Charles Heilbronn	11,029,471	18.9%

	Number of Shares	Percentage
Name and Address of Beneficial Owner	Beneficially Owned	Beneficially Owned

NEOs, Directors and nominees:
Lynelle P. Kirby(3)	2,944,723	5.0%
Gregg R. Bodnar(4)	247,170	*
Wayne L’Heureux(5)	188,510	*
Robert S. Guttman(6)	47,600	*
Hervé J.F. Defforey(7)	4,357,977	7.5%
Robert F. DiRomualdo	665,978	1.1%
Dennis K. Eck(8)	751,424	1.3%
Charles Heilbronn(9)	11,201,363	19.2%
Steven E. Lebow(10)	3,770,397	6.5%
Lorna E. Nagler(11)	4,167	*
Charles J. Philippin(12)	87,500	*
Yves Sisteron(13)	4,263,440	7.3%
Carl “Chuck” Rubin(14)	0	*
All current Directors and executive officers as a group (13 persons)(15)	21,706,764	36.3%

*	Less than 1%.

(1)	Based solely on the Schedule 13G/A filed by GRP AQ, L.P. (“GRP AQ”) and certain affiliates on February 16, 2010. Consists of (i) 1,157,989 shares held by GRP AQ; (ii) 535,044 shares held by GRP II Investors, L.P. (“GRP II Investors”); (iii) 196,742 shares held by GRP II Partners, L.P. (“GRP II Partners”); (iv) 649,768 shares held by GRP Management Services Corp. (“GRPMSC”) as escrow agent for GRP II, L.P., GRP II Investors and GRP II Partners; (v) 1,451,194 shares held by GRPVC, L.P. (“GRPVC”); (vi) 284 shares held by GRP Operations, Inc.; and (vii) 5,476,300 shares held by AOS Partners, LP. (“AOS”). GRPVC is the general partner of GRP II Partners. GRPMSC is the general partner of GRPVC and GRP II Investors. Hique, Inc. is the general partner of AOS. Messrs. Lebow, Sisteron and Defforey are members of the investment committee of GRP II Partners and GRP II Investors. Messrs. Lebow, Sisteron and Defforey own a majority of the voting stock of GRPMSC. Mr. Sisteron and Mr. Defforey own a majority of the voting stock of GRP AQ, Inc., which is the general partner of GRP AQ. Messrs. Lebow, Sisteron and Defforey disclaim beneficial ownership of all such shares except to the extent of their pecuniary interest therein.

(2)	Based solely on the Schedule 13G/A filed by Doublemousse B.V. on February 11, 2010. The securities shown as beneficially owned by Doublemousse B.V. are indirectly beneficially owned by (a) Chanel International B.V., the parent company of Doublemousse B.V. and (b) Charles Heilbronn, who has been granted a power of attorney and proxy to exercise voting and investment power with respect to these securities. Mr. Heilbronn disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(3)	Includes options to purchase 237,000 shares of common stock exercisable at $15.81 per share, options to purchase 237,000 shares of common stock exercisable at $25.32 per share, options to purchase 500,000 shares of common stock exercisable at $14.06 per share and options to purchase 100,000 shares of common stock exercisable at $10.34 per share.

(4)	Includes 14,000 shares of common stock held by the Bethany B. Bodnar Revocable Trust, which are pledged as security to a financial institution, options to purchase 94,800 shares of common stock exercisable at $9.18 per share held by the Bethany B. Bodnar Revocable Trust, options to purchase 22,120 shares of common stock exercisable at $15.81 per share held by the Bethany B. Bodnar Revocable Trust, options to purchase 100,000 shares of common stock exercisable at $14.06 per share held by the Bethany B. Bodnar Revocable Trust, options to purchase 6,250 shares of common stock exercisable at $13.44 per share held by the Bethany B. Bodnar Revocable Trust and options to purchase 10,000 shares of common stock exercisable at $9.75 per share held by the Bethany B. Bodnar Revocable Trust. Mr. Bodnar is a co-trustee, along with Bethany B. Bodnar, of the Bethany B. Bodnar Revocable Trust. Mr. Bodnar disclaims beneficial ownership of the shares of common stock and options to purchase shares of common stock held by the Bethany B. Bodnar Revocable Trust except to the extent of any pecuniary interest therein.

(5)	Includes options to purchase 84,800 shares of common stock exercisable at $2.62 per share, options to purchase 15,800 shares of common stock exercisable at $3.33 per share, options to purchase 11,850 shares of common stock exercisable at $9.18 per share, options to purchase 3,160 shares of common stock exercisable at $9.18 per share, options to purchase 7,900 shares of common stock exercisable at $15.81 per share, options to purchase 50,000 shares of common stock exercisable at $14.06 per share and options to purchase 5,000 shares of common stock exercisable at $13.44 per share.

(6)	Includes options to purchase 31,600 shares of common stock exercisable at $18.00 per share, options to purchase 5,000 shares of common stock exercisable at $13.44 per share and options to purchase 5,000 shares of common stock exercisable at $6.29 per share.

(7)	Of the 4,357,977 shares of common stock shown as beneficially owned by Mr. Defforey, Mr. Defforey directly holds 94,878 shares and 19,750 shares issuable pursuant to options exercisable at $2.62 per share. Mr. Defforey also indirectly holds 252,612 shares by Pictet & Cie f/b/o Hervé Defforey, over which he has sole voting power and sole investment power. The remaining 3,990,737 shares are held by affiliates of GRP AQ, L.P., as described in footnote (1). With the exception of the 94,878 shares and 19,750 options held directly and the 252,612 shares held indirectly by Mr. Defforey, Mr. Defforey has shared voting power and shared investment power with respect to all remaining shares of common stock shown as beneficially owned by him. Mr. Defforey disclaims beneficial ownership of all such remaining shares of common stock, and this proxy statement shall not be deemed an admission that Mr. Defforey is a beneficial owner of such shares for purposes of the Exchange Act, except to the extent of his pecuniary interest in such shares.

(8)	Of the 751,424 shares of common stock shown as beneficially owned by Mr. Eck, Mr. Eck directly holds 656,624 shares, and Sarah Louise Eck Thompson and Keith Lester Eck hold 63,200 and 31,600 shares, respectively. Under the terms of the Eck Family Trust, Mr. Eck has shared voting power and shared investment power with respect to the 94,800 shares held by Sarah Louise Eck Thompson and Keith Lester Eck. Mr. Eck disclaims beneficial ownership of all such shares held by Sarah Louise Eck Thompson and Keith Lester Eck, and this proxy statement shall not be deemed an admission that Mr. Eck is a beneficial owner of such shares for purposes of the Exchange Act.

(9)	Of the 11,201,363 shares of common stock shown as beneficially owned by Mr. Heilbronn, Mr. Heilbronn holds 79,000 shares directly and is deemed to beneficially own all 11,029,471 shares of common stock held by Doublemousse B.V. and 92,892 shares of common stock held by Moussetrap. Mr. Heilbronn has sole voting power and sole investment power with respect to the 79,000 shares he holds directly, and he has been granted a power of attorney and proxy to exercise voting and investment power with respect to all of the shares shown as beneficially owned by Doublemousse B.V. Pursuant to this authority, Mr. Heilbronn makes all voting and investment decisions with respect to all such shares and may be deemed to beneficially own all such shares. As the sole stockholder of one of Moussetrap’s general partners, Mousseless Inc., Mr. Heilbronn may be deemed to beneficially own all of Moussetrap’s shares. Mr. Heilbronn disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.

(10)	Of the 3,770,397 shares of common stock shown as beneficially owned by Mr. Lebow, Mr. Lebow directly holds 82,490 shares, Steven and Susan Lebow Trust dated 12-16-02 holds 670,569 shares, The Michael Harvey Lebow Irrevocable Trust holds 92,295 shares and The Matthew Allan Lebow Irrevocable Trust holds 92,295 shares. The remaining 2,832,748 shares are held by entities affiliated with GRP AQ, LP as described above in footnote (1). With the exception of the 82,490 shares held directly by Mr. Lebow, with respect to which he has sole voting power and sole investment power, Mr. Lebow has shared voting power and shared investment power with respect to all shares held by his family’s trusts and all remaining shares of common stock shown as beneficially owned by him as indicated in footnote (1). Mr. Lebow disclaims beneficial ownership of all such remaining shares of common stock, and this proxy statement shall not be deemed an admission that Mr. Lebow is a beneficial owner of such shares for purposes of the Exchange Act, except to the extent of his pecuniary interest in such shares.

(11)	Includes options to purchase 4,167 shares of common stock exercisable at $9.75 per share.

(12)	Includes options to purchase 12,500 shares of common stock exercisable at $13.44 per share.

(13)	Of the 4,263,440 shares of common stock shown as beneficially owned by Mr. Sisteron, Mr. Sisteron directly holds 178,821 shares, Yves Sisteron CGM SEP IRA Custodian holds 14,494 shares and The Rodeo Trust holds 79,388 shares. The remaining 3,990,737 shares are held by entities affiliated with GRP AQ, L.P. as described above in footnote (1). With the exception of the 193,315 shares held directly by Mr. Sisteron and by Yves Sisteron CGM SEP IRA Custodian, over which he has sole voting power and sole investment power, Mr. Sisteron shares voting power and investment power with respect to all shares held by The Rodeo Trust and all remaining shares of common stock shown as beneficially owned by him as indicated in footnote (1). Mr. Sisteron disclaims beneficial ownership of all such remaining shares, and this proxy statement shall not be deemed an admission that Mr. Sisteron is a beneficial owner of such shares for purposes of the Exchange Act, except to the extent of his pecuniary interest in such shares.

(14)	Pursuant to his employment agreement, Mr. Rubin will receive a restricted share grant equal to $2,775,000 divided by the average of the common stock closing price over the 14 days preceding May 10, 2010. These restricted shares will vest in full on December 29, 2011. Mr. Rubin also will receive an option grant with a Black-Scholes value equal to $2,400,000, for not less than 300,000 nor more than 500,000 shares. These options will vest and become exercisable in four equal installments commencing on February 1, 2011 and each anniversary thereof.

(15)	To avoid double counting shares for purposes of this table, total holdings does not include the following amounts: (i) the 2,832,748 shares held by entities affiliated with GRP AQ, LP shown in the holdings of Mr. Lebow in Footnote 10 and (ii) the 3,990,737 shares held by entities affiliated with GRP AQ, LP shown in the holdings of Mr. Sisteron in Footnote 13. Total percentage equals the quotient of total holdings over the sum of shares outstanding and the options referenced in Footnotes 3 through 7, 11 and 12.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our Directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file reports of beneficial ownership and changes in beneficial ownership with the SEC. To our knowledge, based solely on a review of the copies of such forms furnished to us and written representations that no other forms were required during the fiscal year ended January 30, 2010, all Section 16(a) filing requirements applicable to our Directors, executive officers and greater than 10% beneficial owners were complied with, except that Lynelle P. Kirby, our Chief Executive Officer and a Director untimely filed one report.

ARTICLE VI. CERTAIN RELATIONSHIPS AND TRANSACTIONS

Related party transaction approval policy

Our Board of Directors has adopted written policies and procedures for the approval or ratification of any “related party transaction,” defined as any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000 and one of our executive officers, Directors, Director nominees, 5% stockholders (or their immediate family members) or any entity with which any of the foregoing persons is an employee, general partner, principal or 5% stockholder, each of whom we refer to as a “related person,” has a direct or indirect interest as set forth in Item 404 of Regulation S-K. The policy provides that management must present to the audit committee for review and approval each proposed related party transaction (other than related party transactions involving compensation matters, certain ordinary course transactions, transactions involving competitive bids or rates fixed by law, and transactions involving services as a bank depository, transfer agent or similar services). The audit committee must review the relevant facts and circumstances of the transaction, including if the transaction is on terms comparable to those that could be obtained in arms’-length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of our code of business conduct, and either approve or disapprove the related party transaction. If advance approval of a related party transaction requiring the audit committee’s approval is not feasible, the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the audit committee subject to ratification of the transaction by the audit committee at its next regularly scheduled meeting. No Director may participate in approval of a related party transaction for which he or she is a related party.

Related party transactions and relationships

Since the beginning of fiscal 2009, we have engaged in the following transactions with our Directors, executive officers and holders of 5% or more of our common stock.

Registration rights agreement

In connection with our initial public offering in October 2007, the holders of 5% or more of our common stock and certain of our Directors, among others, entered into a Third Amended and Restated Registration Rights Agreement with us relating to the shares of common stock they hold.

Transactions with vendors

Charles Heilbronn, one of our Directors, is Executive Vice President and Secretary, as well as a director, of Chanel, Inc. In fiscal 2009, Chanel, Inc. sold to Ulta approximately $5.4 million of fragrance on an arms’ length basis pursuant to Chanel’s standard wholesale terms, and is expected to continue to sell fragrance to Ulta during fiscal 2010.

Mr. Heilbronn is also a Membre du Conseil de Surveillance (a non-executive board of trustees) of Bourjois SAS (France), the parent company of Bourjois, Ltd. (U.S.). In fiscal 2009, Bourjois SAS and Bourjois, Ltd. sold to Ulta approximately $768,000 and $120,000, respectively, of beauty products on an arms’ length basis pursuant to Bourjois’ standard wholesale terms. Bourjois SAS is expected to continue to sell beauty products to Ulta during fiscal 2010.

ARTICLE VII. MISCELLANEOUS

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting of Stockholders. If any other matters are properly brought before the Annual Meeting of Stockholders, it is the intention of the persons named on the accompanying Proxy Card to vote on such matters in accordance with their best judgment.

It is important that proxies be returned promptly. Whether or not you expect to attend the Annual Meeting in person, you are requested to complete, date, sign and return the proxy card as soon as possible.

By Order of the Board of Directors

Robert S. Guttman
Senior Vice President, General Counsel and Secretary

May 7, 2010

A COPY OF ULTA’S ANNUAL REPORT TO THE SEC ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 30, 2010, IS AVAILABLE WITHOUT CHARGE THROUGH THE INVESTOR RELATIONS SECTION OF OUR WEBSITE AT HTTP://IR.ULTA.COM, AND UPON WRITTEN REQUEST TO: INVESTOR RELATIONS, ULTA SALON, COSMETICS & FRAGRANCE, INC., 1000 REMINGTON BLVD., SUITE 120, BOLINGBROOK, IL 60440.

Ulta Salon, Cosmetics & Fragrance, Inc.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Lynelle P. Kirby and Robert S. Guttman as proxies, with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Ulta Salon, Cosmetics & Fragrance, Inc. held of record by the undersigned on April 19, 2010, at the Annual Meeting of Stockholders to be held at the Company’s headquarters located at 1000 Remington Boulevard, Bolingbrook, IL 60440, on June 16, 2010, or any adjournment or postponement thereof.
     Important notice regarding availability of proxy materials for the Annual Meeting of Stockholders to be held on June 16, 2010. The Proxy Statement and Annual Report are available at the Investor Relations section of our website at http://ir.ulta.com.
(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF
Ulta Salon, Cosmetics & Fragrance, Inc.
June 16, 2010
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1.	Election of Directors

NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡	Charles Heilbronn Carl “Chuck” Rubin
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡	Lynelle P. Kirby
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:	●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	Ratification of appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.	☐	☐	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.